EXHIBIT 10.24

FORM OF
PLATFORM SPECIALTY PRODUCTS CORPORATION
LONG TERM CASH BONUS AWARD
FOR
________________________________

1.Long Term Cash Bonus Award. Platform Specialty Products Corporation (the “Company”) hereby grants, as of _________________ (the “Date of Grant”), to __________________(the “Recipient”), the right to receive upon vesting as provided for herein, a gross cash payment equal to USD____________(USD$_______), from which amount appropriate taxes and withholding will be deducted (the “Bonus”). The Bonus shall be subject to the terms, provisions and restrictions set forth in this Agreement. As a condition to entering into this Agreement, and to the issuance of any Bonus, the Recipient agrees to be bound by all of the terms and conditions herein.

2.	Vesting of Bonus.

(a)General Vesting. Except as provided in Section 3 of this Agreement, sixty percent (60%) of the Bonus shall vest on (the “First Vesting Date”) the date on which the Company files its financial statements on Form 10-K for the year ended December 31, 2017 (the “First Measurement Year”), if and only if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Company’s EBITDA generated solely by the Company’s agricultural chemicals business for the single Measurement Year equals or exceeds $575,000,000 (the “First EBITDA Target”). Except as provided in Section 3 of this Agreement, forty percent (40%) of the Bonus shall vest on (the “Second Vesting Date”) the date on which the Company files its financial statements on Form 10-K for the year ended December 31, 2019 (the “Second Measurement Year”), if and only if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Company’s EBITDA generated solely by the Company’s agricultural chemicals business for the single Measurement Year equals or exceeds $575,000,000 (the “Second EBITDA Target”). Notwithstanding the foregoing, if the First EBITDA Target is missed in the First Measurement Year but the Second EBITDA Target is achieved in the Second Measurement Year, then one hundred percent (100%) of the Bonus shall vest. Thus vesting of the Bonus will depend on both time and the Company’s achievement of the specified EBITDA TARGET for the specified year. Only EBITDA generated by the Company’s agricultural chemicals business, consisting of the businesses acquired from Chemtura Corporation, Agriphar and Arysta, in the single Measurement Year shall be considered in determining whether the EBITDA Target is achieved. The Committee shall have plenary discretion in determining the components and accounting principles that are considered in calculating the applicable EBITDA. Any vested Bonus will only be paid within ninety (90) days after the end of the Second Measurement Year. The First EBITDA Target and the Second EBITDA Target are generically collectively referred to as the EBITDA Target. The First Vesting Date and the Second Vesting Date are generically collectively referred to as the Vesting Date.

(b)Adjustments to Goals and Targets.

If, during the vesting period (i.e. the time between the effective date and the vesting date), the Company or any of its Related Entities consummates (whether by merger, recapitalization, consolidation, stock purchase, asset purchase or otherwise) either an acquisition of any other company or business or a disposition of any material portion of the Company’s assets, in each case, out of the ordinary course of business, (an “Acquired/Disposed Business”), the Committee may determine, in it sole discretion, to adjust the EBITDA Target to account for the relative impact of the Acquired/Disposed Business. Notwithstanding the foregoing, if the Committee does not determine to adjust the EBITDA Target, the results of operations of the Acquired/Disposed Business shall be excluded from the determination of EBITDA and the EBITDA Target shall not be adjusted. Adjustments that may be made by the Committee pursuant to this Agreement shall be permitted unless expressly prohibited or unless they may cause the Bonus to not satisfy the performance- based exception to Section 162(m) of the Code.

3.	Forfeiture of Bonus.

If the Recipient does not remain continuously actively employed by the Company for any reason prior to the Vesting Date, the Bonus granted hereunder shall be forfeited immediately upon such lapse in or termination of active service without recompense to or recourse by the Recipient. Without limiting the foregoing provision, the Bonus will be forfeited without recompense to or recourse by the Recipient, if the Recipient’s active employment with the Company is terminated or lapses at any point prior to the Vesting Date for any reason, including without limitation death, disability, voluntary termination, and involuntary termination (with or without cause).

The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of the Bonus pursuant to this Section 3.
4.Settlement of the Bonus. The Company shall settle the Bonus as soon as practicable on or after the Vesting Date, but in no event later than the 15th day of the third month following the last day of the calendar year in which the Vesting Date occurs.

5.Transferability. The Bonus is not transferable. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

6.	Tax Matters.

(a)    Withholding. As a condition to the Company’s obligations with respect to the Bonus hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the Bonus. If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Bonus.
(b)    Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Bonus (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.
7.Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

8.Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

9.	Miscellaneous.

(a)No Right to (Continued) Employment or Service. This Agreement and the grant of Bonus hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Bonus hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)No Trust or Fund Created. Neither this Agreement nor the grant of Bonus hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)Interpretation. The Recipient accepts this award of Bonus subject to all of the terms, provisions and restrictions of this Agreement. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement.

(g)Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 245 Freight Street, Waterbury, Connecticut 06702, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)Compliance with Section 409A

(i)General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement either comply with or fall within an exception to Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii)No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the shares of RSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii)No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(j)Non-Waiver of Breach. The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

(l)Clawback of Benefits. The Company may (i) cause the cancellation of the Bonus, (ii) require reimbursement of any benefit conferred under the Bonus to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Recipient may be required to repay to the Company certain previously paid compensation in accordance with any Clawback Policy. By accepting this Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Recipient’s Award Agreements may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ___ day of _______________.
COMPANY:
PLATFORM SPECIALTY PRODUCTS CORPORATION, a Delaware corporation
By: _______________________________
Name:
Title:
The Recipient agrees to be bound by and comply with the terms of this Agreement. The Recipient represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated:______________________________        RECIPIENT:
__________________________________